EXHIBIT 10(C)



                             KIRKPATRICK & LOCKHART
                            South Lobby - 9th Floor
                               1800 M Street, N.W.
                           Washington, D.C. 20036-5891



                                June 1, 1994


Neuberger & Berman Equity Funds
605 Third Avenue, Second Floor
New York, New York  10158-0006

Dear Sir or Madam:

     Neuberger & Berman Equity Funds ("Trust") is a business trust organized under the laws of the State of Delaware and governed by a Trust Instrument dated December 23, 1992. You have requested our opinion regarding certain matters in connection with the Trust's issuance of shares of beneficial interest, par value $0.001 per share ("Shares") in its new series, Neuberger & Berman International Fund.

     We have, as counsel, participated in various corporate and other matters relating to the Trust. We have examined copies of the Trust Instrument and By-Laws, the minutes of meetings of the trustees and other documents relating to the organization and operation of the Trust, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the unissued Shares designated as the Neuberger & Berman International Fund, which are currently being registered, may be legally and validly issued from time to time in accordance with the Trust's Trust Instrument and By-Laws; and when so issued, will be legally issued, fully paid and nonassessable by the Trust.

     We hereby consent to the filing of this opinion in connection with a Post-Effective Amendment to the Trust's Registration Statement on Form N-1A. We also consent to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information filed as part of the Registration Statement.

                                    Sincerely,

                                    KIRKPATRICK & LOCKHART


                                    /s/ Arthur C. Delibert
                                    ----------------------
                                    Arthur C. Delibert